Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222194 on Form S-3 of our report relating to the consolidated financial statements for the year ended December 31, 2015, of Santander Holdings USA, Inc. and subsidiaries (the “Company”) dated April 14, 2016, December 7, 2016 as to the effects of the restatement discussed in Note 24 and March 20, 2017 as to the effects of the change in reporting entity for a merger of entities under common control discussed in Note 1, a change in reportable segments, and the retrospective adoption of ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in reporting entity discussed in Note 1 and the restatement discussed in Note 24) appearing in this Annual Report on Form 10-K of Santander Holdings USA, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 19, 2018